Exhibit 99.1

Femasys Secures Distribution Partnerships for Commercialization of FemBloc® in Spain

-- Company taps first EU distributors, Comercial Medico Quirurigca, SA and Durgalab, as the first globally to be granted rights to commercialize FemBloc® --

ATLANTA – March 18, 2025 – Femasys Inc., (Nasdaq: FEMY), a leading biomedical innovator addressing significant unmet needs in women’s health worldwide, with a broad portfolio of disruptive, accessible, in-office therapeutic and diagnostic products, announces the Company has secured strategic distribution partnerships for FemBloc® in Spain. Comercial Medico Quirurigca, SA (CMQ) will expand its commercial portfolio to include FemBloc, alongside other Femasys products in northern Spain, while Durgalab will handle distribution in the southern region.

Kathy-Lee Sepsick, Femasys CEO and Founder commented, “Today’s announcement marks a significant milestone in our mission to bring innovative technologies to women worldwide, as we expand globally with the first introduction of FemBloc through our partnerships in Spain. Our distribution partners bring extensive expertise in women’s healthcare, having previously represented the Conceptus Essure product (acquired by Bayer). Their experience in commercializing a complex product, which was ultimately withdrawn from all markets, positions them well to effectively market FemBloc as a new advancement for non-surgical permanent birth control.”

About FemBloc
FemBloc® permanent birth control is a revolutionary first-of-its-kind non-surgical approach, that involves minimally-invasive placement of a patented delivery system for precise delivery of our proprietary synthetic tissue adhesive (blended polymer) into both fallopian tubes simultaneously. Over time, the blended polymer fully degrades and produces nonfunctional scar tissue to permanently block the fallopian tubes in the safest most natural approach. This is in stark contrast to centuries-old surgical sterilization with reported risks that include infection, minor or major bleeding, injury to nearby organs, anesthesia-related events, and even death. Along with the various surgical risks, some patients may not qualify as good surgical candidates due to obesity or medical comorbidities. The FemBloc non-surgical approach has the potential to offer a safer, more accessible in-office alternative with fewer risks, contraindications, and substantially lower cost. Learn more at www.FemBloc.com.

About Femasys
Femasys is a leading biomedical innovator focused on addressing critical unmet needs in women’s health with a broad, patent-protected portfolio of disruptive, accessible, in-office therapeutic and diagnostic products. The Company, a U.S. manufacturer, has received regulatory approvals for its product portfolio worldwide, and they are currently being commercialized in the U.S. and key international markets. FemaSeed® Intratubal Insemination, a groundbreaking first-line infertility treatment, is FDA-cleared and approved in Europe, UK, Canada and Israel. Clinical trial data, published in peer-reviewed journal, demonstrate safety, effectiveness, and high satisfaction from patients and practitioners.1 FemVue®, a companion diagnostic for fallopian tube assessment, is FDA-cleared and approved in Europe, UK, Canada, Japan and Israel. FemCerv®, a tissue sampler for cervical cancer diagnosis, is FDA-cleared and approved in Europe, UK, Canada and Israel.

FemBloc® permanent birth control, is the first and only non-surgical, in-office approach offering significant benefits over the costly, inconvenient, risk-laden surgical alternative. The revolutionary FemBloc delivery system is approved in Europe and the proprietary blended polymer has been recommended for approval, which is expected mid-year 2025. For U.S. FDA approval, the FINALE pivotal clinical trial (NCT05977751) is currently enrolling participants. Peer-reviewed publication of positive data from its initial clinical trials of FemBloc have demonstrated compelling effectiveness and five-year safety with high satisfaction from both patients and practitioners.2 FemCath® and FemChec®, diagnostic products for FemBloc’s ultrasound-based confirmation test, are FDA-cleared and approved in Europe and Canada. Learn more at www.femasys.com, or follow us on X, Facebook and LinkedIn.

References
1 Liu, J. H., Glassner, M., Gracia, C. R., Johnstone, E. B., Schnell, V. L., Thomas, M. A., L. Morrison, Lee-Sepsick, K. (2024). FemaSeed Directional Intratubal Artificial Insemination for Couples with Male-Factor or Unexplained Infertility Associated with Low Male Sperm Count. J Gynecol Reprod Med, 8(2), 01-12.

2Liu, J. H., Blumenthal, P. D., Castaño, P. M., Chudnoff, S. C., Gawron, L. M., Johnstone, E. B., Lee-Sepsick, K. (2025). FemBloc Non-Surgical Permanent Contraception for Occlusion of the Fallopian Tubes. J Gynecol Reprod Med, 9(1), 01-12.

Forward-Looking Statements
This press release contains forward-looking statements that are subject to substantial risks and uncertainties. Forward-looking statements can be identified by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “pending,” “intend,” “believe,” “suggests,” “potential,” “hope,” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on our current expectations and are subject to inherent uncertainties, risks and assumptions, many of which are beyond our control, difficult to predict and could cause actual results to differ materially from what we expect. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ include, among others: our ability to obtain regulatory approvals for our FemBloc product candidate; develop and advance our current FemBloc product candidate and successfully enroll and complete the clinical trial; the ability of our clinical trial to demonstrate safety and effectiveness of our product candidate and other positive results; estimates regarding the total addressable market for our products and product candidate; our ability to commercialize our products and product candidate, our ability to establish, maintain, grow or increase sales and revenues, or the effect of delays in commercializing our products, including FemaSeed; our business model and strategic plans for our products, technologies and business, including our implementation thereof; and those other risks and uncertainties described in the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, and other reports as filed with the SEC. Forward-looking statements contained in this press release are made as of this date, and Femasys undertakes no duty to update such information except as required under applicable law.

Contacts:
Investors:
IR@femasys.com

Media Contact:
Media@femasys.com